EXHIBIT 10(iii)(A)14
Summary of Compensation of Named Executive Officers
The company has an employment agreement with Patricia F. Russo, the Chairman and CEO, which specifies an annual salary of $1,200,000 and annual incentive award target of 150% of annual salary. This employment contract is filed as a separate exhibit. The company’s other named executive officers are employees-at-will and do not have written employment agreements. The company has arrangements with these other named executive officers to pay them an annual salary, and they are eligible for annual incentive awards and three-year performance awards under the company’s incentive compensation programs. The annual salaries for the company’s other named executive officers are as follows: Frank D’Amelio, $725,000; Janet Davidson, $550,000; James Brewington, $550,000; and Cindy Christy-Langenfeld $650,000. These other named executive officers have target annual incentive awards that range from 100% to 120% of their respective base salaries. The target three-year performance award amount for all of the named executive officers (including Ms. Russo) for the 2006-2008 performance cycle is between 100% and 150% of the sum of base salary plus the target annual incentive award. The total award earned (if any) under the three year performance award is generally payable only if the named executive officer continues to be actively employed by the company at the end of fiscal 2008 or meets certain other eligibility requirements.
For fiscal 2006, the level of funding for incentive compensation will first be determined by the level of the company’s operating income versus objectives, which may result in an overall funding percentage between 0% and 200%. The overall funding percentage will then be adjusted based upon the level of the company’s revenue growth versus objectives. This overall funding percentage, as adjusted, will be applied to the determination of annual incentive funding and three-year performance awards.
The specific overall funding percentage that the Leadership Development and Compensation Committee may approve at the end of the fiscal year will be applied to the named executive officer’s target annual incentive award to determine the individual’s funding level. Generally, actual awards are between 50% and 150% of the individual’s funding level, based upon a named executive officer’s individual performance. Individual performance may be measured against, among other things, the named executive officer’s objectives, including financial targets, customer satisfaction, employee engagement, operational performance and shareowner value creation. In addition, each named executive officer is assessed on leadership and managerial ability, business knowledge, execution of Lucent’s business plan and overall business strategy, and adherence to Lucent’s values.
All named executive officers receive stock option grants awarded under the company’s 2003 Long-tem Incentive Plan, and a grant was made on December 1, 2005.
The named executive officers are eligible for benefits programs applicable to U.S. employees generally, as well as the following perquisites:
•	Company-provided life insurance; the named executive officers are subject to ordinary income tax for the amount of the life insurance premiums paid by the company.

•	Cash payments to cover the costs of financial counseling services of $15,000 per year, subject to ordinary income tax.

•	Car allowance payments of $1,400 per month, subject to ordinary income tax.

•	Use of company aircraft for personal travel; for Ms. Russo, this is required by the company for security reasons; for other named executives officers, this is subject to the approval of the Chairman and CEO. Ms. Russo is also eligible to utilize the company car for personal travel.
The named executive officers are provided with severance protection equal to two years of base salary and target annual incentive awards if the company for reasons other than cause terminates their employment. During this two-year period, they will also continue to receive benefit coverage and equity vesting.

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